UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	July 12, 2013

ThermoEnergy Corporation
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

33-46104-FW	71-0659511
(Commission File Number)	(IRS Employer Identification No.)

10 New Bond Street, Worcester, Massachusetts	01606
(Address of principal executive offices)	(Zip Code)

(508) 854-1628
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 12, 2013, our Board of Directors approved an amendment and restatement of our By-Laws, effective immediately. The amendment and restatement effects the following changes to our By-Laws:

(i)	Changing the date of the annual meeting of our stockholders from the second Tuesday of February to the second Tuesday of November in each year;

(ii)	Changing references in Article 2 from “Series B Directors” to “Series B/C Directors” and providing that Series B/C Directors shall be elected by, and may be removed only by, the holders of our Series B Convertible Preferred Stock, our Series B-1 Convertible Preferred Stock and our Series C Convertible Preferred Stock (voting together as a single class), to implement identical provisions for the election and removal of Directors set forth in an Amendment to our Certificate of Incorporation approved by our stockholders on March 20, 2013;

(iii)	Re-designating Articles 5, 6 and 7 as Articles 7, 5 and 8, respectively; and

(iv)	Adding a new Article 6 that provides that, unless we consent in writing to the selection of an alternative forum, the state and federal courts in the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to the court’s having personal jurisdiction over the indispensible parties named as defendants. Article 6 further provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have notice of, and consented to, the foregoing provision.

The Amended and Restated By-Laws, reflecting the foregoing amendments, are filed as Exhibit 3.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits

Exhibit No.	Description

3.1	Amended and Restated By-Laws of ThermoEnergy Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  July 17, 2013

ThermoEnergy Corporation
(Registrant)

By:	/s/ Gregory M. Landegger
Name:	Gregory M. Landegger
Title:	Chief Operating Officer and
Interim Chief Financial Officer